EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-149027, 333-120886, 333-132411 and 333-140563 on Form S-8 of our report relating to the financial statements of Monolithic Power Systems, Inc. (the “Company”) dated March 7, 2008 (May 12, 2008, as to the effects of the restatement discussed in Note 17), which report expresses an unqualified opinion and includes explanatory paragraphs relating to a) the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment and Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – An interpretation of FASB Statement No. 109, b) the application of Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, c) the involvement in alleged patent infringement and d) the restatement of the consolidated financial statements for the years ended December 31, 2007 and 2006, and our report relating to the effectiveness of the Company’s internal control over financial reporting dated March 7, 2008 (May 12, 2008 as to the effects of the material weakness described in the fourth paragraph of Management’s Annual Report on Internal Control Over Financial Reporting (as revised)), which report expresses an adverse opinion on the effectiveness of internal control over financial reporting, appearing in this Amendment No. 1 to the annual report on Form 10-K/A of Monolithic Power Systems, Inc. for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

San Jose, California

May 12, 2008